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Exhibit 10.1

THIS AGREEMENT is made on 20 February 2002

B E T W E E N

(1)
Coors Brewers Ltd (registered in England No. 26018) whose registered office is at 137 High Street, Burton upon Trent, Staffordshire, DE14 1JZ (the "Company") and

(2)
Peter Swinburn of The Gate House, Woolton Hill, Newbury, Berks, RG15 9UW (the "Executive")

        WHEREBY IT IS AGREED as follows:—

1.
Definitions

  In this Agreement:

"Associated Company"	means a company which is from time to time a subsidiary or a holding company of the Company or a subsidiary (other than the Company) of a holding company of the Company. In this definition "subsidiary" and "holding company" have the same meanings as in Section 736 of the Companies Act 1985, as originally enacted.
the "Board"	means the Board of Directors from time to time of the Company.
2.
Term of Appointment

2.1
The Executive shall serve the Company as Customer Services and Sales Director or in such other capacity of a like status as the Company may require unless and until his employment shall be terminated by the Company giving to the Executive not less than 24 months notice in writing or by the Executive giving to the Company not less than 6 months' notice in writing.

2.2
The Company may, in its absolute discretion, lawfully terminate the employment of the Executive at any time by paying to the Executive a sum equal to his basic salary and the cost to the Company of providing other benefits for the notice period. For the avoidance of doubt, nothing in this clause 2.2 shall give rise to any right for the Executive to require the Company so to exercise its discretion.

2.3
The Executive's employment shall in any event terminate on the date on which the Executive reaches the normal retirement age.

3.
Powers and Duties

3.1
The Executive shall exercise such powers and perform such duties in relation to the business of the Company or any Associated Company as may from time to time be vested in or assigned to him by the Company. The Executive shall comply with all reasonable and lawful directions from, and all regulations of, the Company.

3.2
The Executive shall report to the Board and shall at all times promptly give to the Board (in writing if so requested) all information, advice and explanations as it may reasonably require in connection with matters relating to his employment or directorship under this Agreement or with the business of the Company generally.

3.3
The Executive, who shall work such hours as may reasonably be required for the proper performance of his duties, shall devote the whole of his time, attention and abilities during those hours to carrying out his duties in a proper, loyal and efficient manner. The Executive shall well and faithfully serve the Company and the Associated Company and use his utmost interests to promote the interests thereof.

3.4
The Executive shall travel to such places as the Company may from time to time require.

3.5
The Executive's normal place of work shall be in Burton on Trent or at such other place as the Company may from time to time determine.

4.
Salary

4.1
The Executive shall be paid monthly on the 16th day of each month (or last working day prior to the 16th) for his services during that month, at a salary rate of £172,200 per annum.

4.2
The Company shall provide for the Executive an annual cash incentive opportunity that is based on salary band level and divided into two components: achievement of Company financial performance goals and achievement of individual performance goals. The payout for on-target performance will be at 45% of the Executive's salary (as of the date of completion of the purchase of Carling Brewers by Coors Brewing Company in 2002 and on January 1 of each year thereafter). 75% of the payout amount will be based on achieving the Company's strategic plan (based on EBIT). However, the Executive may receive from 0% to 112.5% of the payout amount, in lieu of the 75%, depending on Company performance. The remaining 25% will be based on individual performance. However, the Executive may receive from 0% to 37.5% of the payout amount, in lieu of 25%, for this individual component, depending on his performance. The Company reserves the right to discontinue or amend the terms of this annual cash incentive opportunity at any time and from time to time. The Executive must be employed by the Company one year after completion of the purchase of Carling Brewers by Coors Brewing Company in order to receive a payout for 2002. Thereafter, he must be employed by Company on January 1 of each subsequent year in order to receive a payout for the previous year. Moreover, the Executive shall not be entitled to receive a bonus if he is, at the time at which payment would otherwise be made, under notice of termination of employment or suspended in terms of clause 16.

4.3
The Executive acknowledges that he has no right to receive an annual cash incentive or bonus and that the Company is under no obligation to operate a bonus scheme and that he will not acquire such a right, nor shall the Company come under such an obligation, merely by virtue of having received one or more bonus payments during the course of his employment.

4.4
At least once in each 12 months the Company shall review, but shall not be obliged to increase, the salary payable under this Agreement.

4.5
The Executive shall not be entitled to any other salary or fees as an ordinary or executive director or employee of the Company or any Associated Company and the Executive shall, as the Company may direct, either waive his right to any such salary or fees or account for the same to the Company.

5.
Pensions and Life Assurance

5.1
The Executive may continue to participate in the Bass Brewers Pension Plan subject to the trust deed and rules of that scheme as in force from time to time His contributions to the scheme will be deducted from salary.

5.2
A contracting out certificate is in force in respect of the employment under this Agreement.

6.
Car or Car Allowance

6.1
The Company shall provide for the Executive (subject to his being qualified to drive) a motor car suitable for a person of his status, in accordance with the Company Car Policy as published from time to time, and shall bear or reimburse all of its costs except fuel costs incurred during holidays outside the UK. The Executive shall take good care of the car, ensure that the car is at all times in a proper state and has a current MOT certificate and that the provisions of any regulations laid down by the Company from time to time as to the use of motor vehicles and of any policy of insurance are observed, and return the car to the Company's principal office immediately upon the termination of his employment.

6.2
The Company may, at any time, offer to pay an appropriate non pensionable cash sum by way of car allowance, instead of the provision of a car. If the Executive accepts such an arrangement, payment of the allowance will be made with salary in accordance with the time scales set out in clause 4.1.

7.
Other Benefits and Stock Options

7.1
The Executive shall be entitled to membership of the Company's private health insurance scheme, subject to the terms of that scheme and of any related policy of insurance as in force from time to time.

7.2
The Executive shall maintain his membership of all professional, trade and other bodies deemed necessary by the Company or statute for the performance of his duties hereunder. The Executive shall be entitled to payment by the Company of up to two subscriptions to recognised professional bodies where such a professional body is directly related to the Executive's current job or to his normal professional skills.

7.3
The Executive shall be entitled to the payment of one standard domestic telephone instrument rental at his principal private residence.

7.4
The Executive will be eligible to participate in the Adolph Coors Company Equity Incentive Plan, according to the terms of the Plan. The Executive will be granted 2,000 stock options in February 2002 (subject to the approval of the Board of Directors of Adolph Coors Company at its absolute discretion). The terms of the Plan currently provide that generally one third or 33 1/3% of each grant will vest each year and options shall expire 10 years from date of grant. The grant price is the fair market value of a share (average of high and low market price at close of day) on the grant date. Additional grants will normally be made in each February. (The Executive may request a copy of the Plan if Executive wishes to review all provisions of the Plan and in the event of any inconsistency between the provisions of the Plan and the summary in this clause, the provisions of the Plan prevail.)

7.5
The Executive shall be entitled to purchase goods or services from the Company or any Associated Company with the benefit of such discount and commissions as are from time to time authorised by the Chief Executive Officer of the Company.

8.
Expenses

  The Company shall reimburse to the Executive against production of receipts, if requested, all reasonable travelling, hotel, entertainment and other out-of-pocket expenses which he may from time to time be authorised to incur in the execution of his duties hereunder.

9.
Holidays

9.1
The Executive is entitled to 31 working days of paid annual holiday in every calendar year, to taken at such times as may be approved by the Chief Executive Officer of the Company, plus 3 additional days of Christmas Day, Boxing Day and New Years Day or such other days as the Company declared in their stead.

9.2
The Executive may carry over up to 5 days of unused holiday into the following year with approval of the Chief Executive Officer of the Company, provided that such days are taken before the end of February in that following year. Any other holiday not taken in the calendar year of entitlement will be forfeited.

9.3
Upon termination the Executive will be entitled to any pay in lieu of holiday accrued but untaken. However, if upon termination the Executive has taken more holiday than his accrued holiday entitlement, he will be required to reimburse the Company in respect of the excess days taken and the Executive hereby authorises the Company to make deductions in respect of the same from his final salary payment.

9.4
The Company may at its discretion require the Executive to take during his notice period any holiday entitlement which has accrued by the date of the termination of his employment but which has not been taken.

10.
Confidential Information

  For the purposes of this clause 10 "Confidential Information" means, without limitation:

  (i)
  trade secrets,

  (ii)
  any inventions or improvements which the Executive may from time to time make or discover in the course of his duties,

  (iii)
  details of suppliers, their services, or customers and the services and their terms of business,

  (iv)
  prices charged to and terms of business with clients,

  (v)
  marketing plans and sales forecasts,

  (vi)
  any proposals relating to the future of the Company or its business or any part thereof,

  (vii)
  details of employees and officers and of the remuneration and other benefits paid to them,

  (viii)
  information relating to business matters, corporate plans, management systems, finances, marketing or sales of any past, present or future products or service, processes, inventions, designs, know how, pitch lists, discoveries, technical specifications and other technical information relating to the creation, production or supply of any past, present or future products or service of the Company or any Associated Company, any information given to the Company or any Associated Company in confidence by clients/customers, suppliers or other persons and any other information (whether or not recorded in documentary form, or on computer disk or tape) which is confidential or commercially sensitive and is not in the public domain, and

  (ix)
  any other information which is notified to the Executive as confidential.

10.2
The Executive shall not, either during his employment or at any time thereafter, except in the proper course of his duties (or as required by law), use, divulge or disclose, or through any failure to exercise all due care and diligence, cause or permit to be disclosed, to any person any trade secret or any other Confidential Information concerning the business or affairs of the Company or any Associated Company, or any of their clients or customers, which may have come to his knowledge at any time during his employment by the Company or any Associated Company. This clause will cease to apply to information which enters the public domain other than (directly or indirectly) through the fault of the Executive.

11.
Competitive Activities

  During the term of this Agreement the Executive shall not (unless otherwise agreed in writing by the Company) undertake any other business or profession or be or become an employee or agent of any other firm, company or other person or assist or have any financial interest in any other business or profession. The Executive may, however, hold or acquire by way of bona fide investment only shares or other securities of any company which are listed or dealt in on any recognised Stock Exchange, unless the Company shall require him not to do so in any particular case on the ground that such other company is or may be carrying on a business competing or tending to compete with the business of the Company or any Associated Company.

12.
Post-termination Restrictions

12.1
In this clause 12 the following words and phrases shall have the following meanings:

(i)
"Garden Leave" means any period of suspension or exclusion under clause 16 below which ends within one month of the termination of this Agreement.

(ii)
"Restricted Business" means those of the businesses of the Company and the Associated Companies at the Restriction Date with which the Executive was involved to a material extent at any time during the period of 12 months ending on the date of the termination of his employment or, if earlier, the commencement of any period of Garden Leave;

(iii)
"Restricted Customer" means any firm, company or other person who at any time during the period of 12 months ending on the Restriction Date, was a customer of or in the habit of dealing with the Company or any Associated Company and with whom the Executive dealt to a material extent or for whom or which the Executive was responsible on behalf of the Company or any Associated Company during that period;

(iv)
"Restricted Employee" means any person who, at the date of the termination of the Executive's employment, was employed by the Company or any Associated Company at Group Resource level or above or was an executive consultant and in either case with whom the Executive worked during the period of 12 months ending on the Restriction Date; and

(v)
"Restricted Supplier" means any firm, company or other person who at any time during the period of 12 months ending on the Restriction Date, was a provider or supplier of goods or services (other than utilities and goods or services supplied for administrative purposes) to the Company or any Associated Company but including any individual who provided services to the Company or any Associated Company by way of a consultancy agreement, and with whom the Executive dealt to a material extent during that period.

(vi)
"Restriction Date" means the earlier of the date of termination of this Agreement and the start of any period of Garden Leave.

12.2
The Executive will not, without the prior written consent of the Board, for a period of 12 months after the Restriction Date, interfere or endeavour to interfere with the continuance of the provision of goods or services to the Company or any Associated Company by any Restricted Supplier.

12.3
The Executive will not, without the prior written consent of the Board, for a period of 12 months after the Restriction Date, offer employment to or otherwise endeavour to entice away from the Company or any Associated Company any Restricted Employee.

12.4
The Executive will not, without the prior written consent of the Board, for a period of 12 months after the Restriction Date, be engaged in or concerned in any capacity in any business concern which is in competition with any Restricted Business. This clause shall not restrain the Executive from being engaged or concerned in any business concern in so far as the Executive's duties or work shall relate solely:—

(a)
to geographical areas where the business concern is not in competition with the Restricted Business; or

  (b)
  to services or activities of a kind with which the Executive was not concerned to a material extent during the period of 12 months ending on the date of the Restriction Date.

12.5
The obligations imposed on the Executive by this clause 12 extend to him acting not only on his own account but also on behalf of any other firm, company or other person and shall apply whether he acts directly or indirectly.

13.
Return of Property

  For the purposes of this clause 13, Property means keys, mobile phone, computer equipment, all lists of clients or customers, correspondence and all other documents, papers and records (including, without limitation, any records stored by electronic means, together with any codes or implements necessary to give full access to such records), system designs, software designs, software programmes (in whatever media), presentations, proposals or specifications which may have been prepared by him or have come into his possession, custody or control in the course of his employment.

  The Executive shall promptly whenever requested by the Company and in any event upon the termination of his employment deliver up to the Company all Property of the Company or any Associated Company and the Executive shall not be entitled to and shall not retain any copies thereof. Title and copyright therein shall vest in the Company.

14.
Directorship

  The removal of the Executive from the office of director of the Company or the failure of the Company in general meeting to re-elect the Executive as a director of the Company if under the Articles of Association for the time being of the Company he shall be obliged to retire by rotation or otherwise shall not terminate his employment under this Agreement. The Executive shall not except with the consent of the Company during his employment resign his office as a director of the Company or any Associated Company or do anything which could cause him to be disqualified from continuing to act as such a director.

15.
Sickness

  Subject to production, if requested, of medical certificates satisfactory to the Company, if the Executive is absent from work due to sickness or accident. He shall receive the full amount of his salary hereunder during the first 6 months and thereafter he shall receive one half of his salary for up to a further 6 months. Any payments at the end of such periods shall be at the discretion of the Board. Such remuneration shall include any sums the Company is obliged to pay to the Executive pursuant to the Social Security Contributions and Benefits Act 1992 (Statutory Sick Pay). The Company may reduce remuneration during incapacity by an amount equal to the benefit (excluding any lump sum benefit) which the Executive would be entitled to claim during such incapacity under the then current Social Security Acts (whether or not such benefit is claimed by the Executive).

16.
Garden leave and Suspension

16.1
The Company shall be under no obligation to vest in or assign to the Executive any powers or duties or to provide any work for the Executive, and the Company may at any time or from time to time during any period of notice (whether given by the Company or the Executive) or in circumstances in which it reasonably believes that the Executive is guilty of misconduct or in breach of this Agreement in order that the circumstances giving rise to that belief may be investigated suspend the Executive from the performance of his duties or exclude him from any premises of the Company and need not give any reason for so doing. Salary and benefits will not, subject to clause 16.6, cease to be payable by reason only of such suspension or exclusion and such suspension or exclusion can not extend for more than 12 months. During any period of suspension the Executive will continue to be bound by the provisions of this Agreement and must continue at all times to conduct himself with good faith towards the Company and not do anything that is harmful to the Company.

16.2
The Executive must not during any period of suspension, without the written consent of the Company go to any premises of the Company or any Associated Company or contact or deal with any employee, customer, client or supplier of the Company or any Associated Company.

16.3
The Executive must not during any period of suspension directly or indirectly be employed by or retained by or advise or assist any other person or entity in any capacity either paid or unpaid.

16.4
The Company may require the Executive to resign from office as a director of the Company or any Associated Company during any period of suspension and the Executive must resign as soon as reasonably practicable after any such request is made.

16.5
The Executive hereby irrevocably appoints the Company to execute any instrument and do anything in his name and on his behalf to effect his resignation as a director if the Executive has failed to resign upon request in accordance with this clause 16.

16.6
The Executive shall, during any period of suspension, remain available to perform any reasonable duty requested by the Company and to shall co-operate generally with the Company to ensure a smooth hand over of his duties. Should the Executive fail to make himself available for work having been requested by the Company to attend, he shall, notwithstanding any other provision of this Agreement, forfeit his right to salary and contractual benefits in respect of such period of non-availability.

16.7
The Company may appoint another individual to carry out the duties of the Executive during any period that he is suspended in accordance with this clause 16.

16.8
At the end of the period of suspension specified in clause 16.1, the Company may, at its absolute discretion, pay the Executive such sum as would have been payable by the Company to the Executive as basic salary including the cost to the Company of providing the other benefits to which the Executive is entitled under this Agreement in lieu of the balance of any period of notice given by the Company or the Executive (less any deductions the Company is required by law to make).

17.
Termination of Employment

17.1
If the Executive:—

(a)
shall be or become incapacitated from any cause whatsoever from efficiently performing his duties hereunder for a continuous period of at least 365 days or in aggregate periods in excess of 300 normal working days in any period of 104 weeks; or

(b)
becomes a patient for any purpose of any statute relating to mental health; or

(c)
is convicted of any criminal offence (other than a motoring offence for which no custodial sentence is given to him); or

(d)
shall have an order under Section 252 of the Insolvency Act 1986 made in respect of him or if an interim receiver of his property is appointed under Section 286 of that Act; or

(e)
shall be or become prohibited by law from being a director; or

(f)
shall be guilty of gross misconduct (which, for the avoidance of doubt, includes any conduct which tends to bring the Company or any Associated Company into disrepute) or shall commit any serious or persistent breach of any of his obligations to the Company or any Associated Company (whether under this Agreement or otherwise); or

  (g)
  shall refuse or neglect to comply with any lawful orders given to him by the Company;

  then the Company shall be entitled by notice in writing to the Executive to terminate forthwith (or for (a) above only on the specified date, being at least 6 months from the date of notice) his employment under this Agreement. The Executive shall have no claim against the Company by reason of such termination.

17.2
Any delay or forbearance by the Company in exercising any right of termination shall not constitute a waiver of it.

17.3
Upon termination of this Agreement howsoever arriving, the Executive will resign without claim for compensation from all offices (including directorships) held in the Company or any Associated Company and will authorise the Company to appoint a person to execute any such resignation in his name.

18.
Intellectual Property

18.1
For the purposes of this clause 18 the following words and phrases shall have the following meanings:

(i)
"Works" means all works, designs, innovations, inventions, improvements, processes, get-up, trade marks and trade names.

(ii)
"Company Works" means all Works authored, originated, conceived, written or made by the Executive alone or with others (except only those Works which are authored, originated, conceived, written or made by the Executive wholly outside the course of his employment).

(iii)
"Intellectual Property Rights" means any and all patents, trade marks, signs and services marks, rights in designs, trade or business names or signs, copyrights, database rights and topography rights (whether or not any of these is registered and including applications for registration of any such thing) and all rights or forms of protection of a similar nature or having equivalent or similar effect to any of these which may subsist anywhere in the world.

18.2
The parties foresee that the Executive may create and make Works, during the course of his employment and duties with the Company and that all Company Works shall vest in and be owned by the Company immediately upon their creation. It shall be part of the Executive's normal duties at all times to:

(i)
consider in what manner and by what new methods or devices the products, services, processes, equipment or systems of the Company with which the Executive is concerned or for which the Executive is responsible might be improved; and

(ii)
promptly disclose to the Company full details of any invention or improvement which the Executive may from time to time make or discover in the course of his duties including, without limitation, details of all Company Works; and

(iii)
further the interests of the Company's undertaking with regard thereto with the intent that subject to the Patents Act 1977, the Company shall be entitled to the sole and absolute ownership of any such Company Works and to the exclusive use thereof free of charge and any third party rights.

18.3
To the extent such rights do not vest immediately in the Company the Executive hereby agrees to assign to the Company all of the Executive's right, title and interest in the Company Works together with all of his right, title and interest in any and all Intellectual Property Rights which subsist from time to time in the Company Works.

18.4
To the extent such rights do not vest immediately in the Company the Executive hereby assigns to the Company all future copyright in the Company Works and the parties agree that all such future copyright shall vest in the Company by operation of law pursuant to section 91 of the Copyright, Designs and Patents Act 1988.

18.5
The Executive hereby irrevocably and unconditionally waives, in favour of the Company, its licensees and successors-in-title any and all moral rights conferred on the Executive by Chapter IV of Part I of the Copyright, Designs and Patents Act 1988 in relation to the Company Works (existing or future) and any and all other moral rights under any legislation now existing or in future enacted in any part of the world including, without limitation, the right conferred by section 77 of that Act to be identified as the author of any of the Company Works and the right conferred by section 80 of that Act not to have any such work subjected to derogatory treatment. The Executive shall, at the Company's request and expense, take all steps that may be necessary or desirable to the Company to enforce against any third party the Executive's moral rights in any of the Company Works.

18.6
The Executive acknowledges that, for the purpose of the proviso to section 2(1) of the Registered Designs Act 1949 (as amended), the covenants on the part of the Executive and the Company will be treated as good consideration and the Company will be the proprietor of any design which forms part of the Company Works.

18.7
Nothing in this clause 18 shall be construed as restricting the rights of the Executive or the Company under sections 39 to 43 (inclusive) of the Patents Act 1977.

18.8
The Executive shall not knowingly do anything to imperil the validity of any patent or protection or any application therefor relating to any of the Company Works but shall at the cost of the Company render all possible assistance to the Company both in obtaining and in maintaining such patents or other protection.

18.9
The Executive shall not either during the Executive's employment or thereafter exploit or assist others to exploit any of the Company Works or any invention or improvement which the Executive may from time to time make or discover in the course of his duties or (unless the same shall have become public knowledge) make public or disclose any such Company Works or invention or improvement or give any information in respect of it except to the Company or as the Company may direct.

18.10
The Executive hereby irrevocably authorises the Company for the purposes of this clause 18 to make use of his name and to sign and to execute any documents or do any thing on his behalf (or where permissible to obtain the patent or other protection in the Company's own name or in that of its nominees in relation to any of the Company Works).

18.11
The Executive shall forthwith and from time to time both during his employment under this contract and thereafter, at the request and expense of the Company, do all things and execute all documents necessary or desirable to give effect to the provisions of this clause 18 including, without limitation, all things necessary or conducive to obtain letters patent or other protection for any invention or improvement relating to any of the Company Works in any part of the world and to vest such letters patent or other protection in the Company or its nominees.

19.
Waiver of Rights

  If the Executive's employment is terminated:—

  (a)
  by reason of liquidation of the Company for the purpose of amalgamation or reconstruction; or

  (b)
  as part of any arrangement for the amalgamation of the undertaking of the Company not including liquidation or the transfer of the whole or part of the undertaking of the Company to any Group Company; and

    the Executive is offered employment of a similar nature with the amalgamated or reconstructed company on terms not generally less favourable to the Executive than the terms of this Agreement, the Executive will have no claim against the Company under this Agreement in respect of that termination.

20.
Data Protection

  The Executive consents to the Company or any Associated Company holding and processing both electronically and manually the data it collects which relates to the Executive for the purposes of the administration and management of its employees and its business and for compliance with applicable procedures, laws and regulations. The Executive also consents to the transfer of such personal information to other offices the Company may have or to an Associated Company or to other third parties whether or not outside the European Economic Area for administration purposes and other purposes in connection with the Executive's employment where it is necessary or desirable for the Company to do so.

21.
Communications

  Telephone calls made and received by the Executive using the Company's equipment and use of the Company's e-mail system to send or receive personal correspondence may be recorded by the Company on its communications systems. Any recordings made shall at all times remain the property of the Company and, if necessary, will be used as evidence in the case of disputes with employees or clients.

22.
Notices

  Any notice may be given personally to the Executive or to the Secretary of the Company (as the case may be) or may be posted to the Company (for the attention of its Secretary) at its registered office for the time being or to the Executive either at his address given above or at his last known address. Any such notice sent by post shall be deemed served forty-eight hours after it is posted and in proving such service it shall be sufficient to prove that the notice was properly addressed and put in the post.

23.
Miscellaneous Matters

23.1
For the purpose of the Employment Rights Act 1996 the Executive's continuous period of employment began on 2nd September, 1974.

23.2
The Company's disciplinary rules and procedures, as in force from time to time, shall apply to the Executive. The Company reserves the right to leave out any or all of the stages of those rules and procedures where it considers it appropriate to do so.

23.3
If the Executive has a grievance relating to his employment he should first apply in person to the Chief Executive Officer of the Company. If the matter is not then settled the Executive should write to the Board of Directors of the Coors Brewing Company setting out full details of the matter. The decision of the Board of Directors of the Coors Brewing Company on such matters shall be final.

23.4
There are no collective agreements which directly affect the terms and conditions set out in this Agreement.

23.5
Upon the termination of the Executive's employment (for whatever reason and howsoever arising) the Executive shall immediately repay all outstanding debts or loans due to the Company or any

  Associated Company and the Company is hereby authorised to deduct from any payment of wages a sum in repayment of all or any part of such debts or loans.

23.6
If the Executive is at any time granted options or shares pursuant to a share option scheme or share scheme of the Company, those options shall be subject to the rules of that scheme as in force from time to time which rules shall not form part of the Executive's service contract.

23.7
The Executive may be required by the Company at any time to undergo an appropriate medical examination as determined by a doctor appointed by the Company.

23.8
The Executive will be provided with a copy of the Coors Code of Business Conduct. The Executive agrees to review the Code and sign an affirmation that he understands and will comply with its provisions.

24.
Other Agreements

  The Executive acknowledges and warrants that there are no agreements or arrangements whether written, oral or implied between the Company or any Associated Company and the Executive relating to the employment of the Executive other than those expressly set out in this Agreement and that he is not entering into this Agreement in reliance on any representation not expressly set out herein.

25.
Governing Law

  This Agreement shall be governed by and construed under English law and each of the parties hereby irrevocably agrees for the exclusive benefit of the Company that the Courts of England are to have jurisdiction to settle any disputes which may arise out of or in connection with this Agreement.

IN WITNESS whereof this Agreement has been signed by or on behalf of the parties hereto the day and year first before written.

SIGNED by	)
on behalf of the Company	)
SIGNED by the Executive	)
as a Deed	)
in the presence of:—)
Signature of Witness
Name of Witness
Address of Witness

Coors Brewers Limited

—and—

Peter Swinburn

SERVICE AGREEMENT

April 12, 2005	Revision made for Pension Benefit

Peter Swinburn
106 S University Blvd #17
Denver, CO 80209-3232

Dear Peter:

It is with great pleasure we offer you the position of President & CEO, Coors Brewers Ltd. Details of our offer include the following effective May 1, 2005:

	Current	Offer	% Increase
Base Salary	£220,000	£325,000	48%
Bonus Opportunity	55%	65%	18%
Bonus Opportunity £	£121,000	£211,250	75%

Total Cash Opportunity	£341,000	£536,250	57%

  •
  Your responsibilities will include U.K, Europe, Asia and new market development.

  •
  You will participate in Coors Brewers Ltd (CBL). One hundred percent of your bonus opportunity will be measured against the performance matrix (volume and EBIT) for CBL. For 2005, the Company will guarantee your bonus at 100% target (minimum).

  •
  Stock Option Grant—In addition to the 25,000 options you received on March 15, 2005, you will receive 15,000 options for a total of 40,000 options in 2005. The grant will be made as soon as administratively possible. As you know we are redesigning our long-term incentive plan, which will be effective in 2006. You will participate as a Level 1 (L01) executive.

  •
  Pension Benefit—You will be protected within Section 1 of the existing UK pension plan, which will be kept in effect at least until you terminate your employment from the company.

  •
  The Company will be responsible for any expenses related to terminating leases on your vehicles.

  •
  Airfare expenses for two to three flights for your spouse to accommodate your relocation back to the U.K. will be covered.

We are excited about the opportunity this creates for Molson Coors Brewing Company and you!

Sincerely,

Leo Kiely, CEO

Offer Accepted:	Date:

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  Exhibit 10.1